 Blue Sphere Corporation S-1/A

Exhibit 5.1

LEGAL OPINION

July 21, 2017

Blue Sphere Corporation

301 McCullough Drive, 4th Floor

Charlotte, NC 28262

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Blue Sphere Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the sale by the Company of up to 3,136,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”) and/or pre-funded warrants to purchase shares of Common Stock (“Pre-Funded Warrants”), and warrants to purchase up to 3,136,000 shares of Common Stock (“Warrants”).

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Common Stock, Pre-Funded Warrants and Warrants, when sold by the Company, will be validly authorized, legally issued, fully paid and non-assessable, and that the Common Stock underlying the Pre-Funded Warrants and Warrants, when issued upon such conversion or exercise and payment of the exercise price, if any, will be validly authorized, legally issued, fully paid and non-assessable. We are also of the opinion that the Pre-Funded Warrants and Warrants will be a binding obligation of the Company under the laws of the State of Nevada.

Except as explicitly set forth above, we express no opinion as to the effect or application of any laws or regulations other than Chapter 78 of the Nevada Revised Statutes and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock, the Pre-Funded Warrants, the Warrants, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP